UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report: January 7, 2017
(Date of earliest event reported)
AGILYSYS, INC.
(Exact name of registrant as specified in its charter)

Ohio	000-5734	34-0907152

(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

425 Walnut Street, Suite 1800 Cincinnati, Ohio	45202

(Address of principal executive offices)	(ZIP Code)
Registrant’s telephone number, including area code: (770) 810-7800

N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 2, 2017, James H. Dennedy’s employment as President and Chief Executive Officer of Agilysys, Inc. (the “Company”) terminated. On January 7, 2017, the Company and Mr. Dennedy agreed on the terms of a separation agreement (the “Separation Agreement”), in lieu of the terms provided in Mr. Dennedy’s employment agreement with the Company. In exchange for waiving the severance payments to which he is entitled under his employment agreement, Mr. Dennedy will receive a cash payment of $823,571. He will not receive any accelerated vesting of outstanding equity awards, and will remain subject to the non-competition and non-solicitation provisions set forth in his employment agreement. The Separation Agreement also includes a customary mutual release of claims.

Pursuant to the Separation Agreement, Mr. Dennedy will serve as a consultant to the Company from January 3, 2017 to January 31, 2017, to assist with the transition to a new Chief Executive Officer. He will report to the Company’s new Chief Executive Officer, Ramesh Srinivasan, and will be compensated for his services at a rate equal to his most recent annual base salary of $412,000.

The description of the Separation Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, which was filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)  Exhibits.

The following items are filed as exhibits to this current report on Form 8-K:

Exhibit Number	Description

10.1	Separation Agreement dated effective January 2, 2017, by and between Agilysys, Inc. and James H. Dennedy.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILYSYS, INC.
By:	/s/ Kyle C. Badger
Kyle C. Badger
Senior Vice President, General Counsel and Secretary

Date: January 12, 2017

Exhibit Index

Exhibit Number	Description

10.1	Separation Agreement dated effective January 2, 2017, by and between Agilysys, Inc. and James H. Dennedy.